Exhibit 10.5 Property Acquisition and Royalty Agreement dated January 16, 2011 between Peter Osha and Siga Resources Inc

Property Acquisition and Royalty Agreement

This agreement ( the Agreement) executed on the 16th day of January, 2011,

By and Between:

Siga Resources Inc.(Siga) and Peter Osha (Osha) .

Hereinafter referred to collectively as the PARTIES.

This purpose of this Agreement is for the parties to set the terms of the transaction wherein Siga is acquiring the Lucky Thirteen Placer Mining Property near Hope BC, described hereinafter in Exhibit A. (the Property).

This transaction has been the subject of previous agreements and negotiations. The transaction described in this Agreement will cancel and replace any and all earlier agreements between Siga and Osha and Osha and Touchstone Ventures Ltd, and/or Touchstone Precious Metals Inc.

Section I: TERM

This Agreement will terminate at the earlier of the following events; Siga ceases to make the required payments, or the Acquisition is completed by Siga paying all the funds as described in the schedule of payments in Section II.

The net smelter return royalty granted to Osha by this agreement is perpetual and has no expiry as long as Siga maintains its interest.

Section II: Transaction:

Siga and Osha hereby agree that Siga can acquire 100 percent of the Property to acquire 100% of the Lucky Thirteen Placer Property under the following terms:

Siga will pay Osha $1.5 million CAD under the following payment schedule and grant Osha a Net Smelter return royalty of 3 percent on the production of placer products from the Lucky Thirteen Placer claim Property. There is to be no partial earn-in under this agreement.

The purchase payments will be made on the following schedule:

By or before January 15, 2011	$10,000
Within 90 Days of execution	40,000
Within 6 months of effective date	50,000
Within 12 months of effective date	100,000
Within 18 months of effective date	100,000
Within 24 months of effective date	150,000
Within 30 months of effective date	150,000
Within 36 months of effective date	200,000
Within 42 months of effective date	200,000
Within 48 months of effective date	250,000
Within 54 months of effective date	250,000
Total	$1,500,000

(For greater clarity, the date of signature is the effective date) The payments will be made as OSHA directs with regard to place of deposit.

Section III: Royalty and Royalty Payment

Definition of Net Smelter Return Production Royalty and Payment schedule

For the purposes of this agreement, the definition of Net Smelter Return Royalty shall be as follows:

The net smelter return royalty shall be calculated as a percentage of the gross receipts of the refining process, less the costs incurred subsequent to concentrating. These costs include refining, smelting, marketing, transportation and Insurance of concentrates produced from the project.

For greater clarity, no direct mine operating costs will be deducted from the gross receipts in calculating the royalty payments due.

Royalty payment

Production Net smelter Royalty payments will be paid quarterly. The royalty due on the preceding three months production will be paid within 15 days of the end of any given quarter. Full calculations will accompany each quarterly payment.

Section IV: Evaluation Program

Siga will, as soon as appropriate permits are approved and field operations are feasible, conduct an evaluation program pursuant to the permit. The evaluation program will bulk sample the deposit with approximately 12 excavated pits, or by large diameter hole drilling as agreed when logistics and cost data are available.

The samples will be excavated and processed through a washing plant and concentrator. Gravel quality and quantity data will be collected via screening and other methods during this program, and all black sands possible will be recovered for further analysis and testing. The estimated total cost of the evaluation program is approximately $400,000 CD.

The details of the Evaluation program will be agreed to between Osha and Siga prior to February 15, 2011.

Evaluation Contractor

Siga agrees to work with Osha through his contracting company Triple O Contracting, to accomplish the evaluation program. The arrangement for conducting the evaluation will be on normal commercial terms for the work involved.

It is agreed that Triple O contracting, on submission of acceptable invoices, will be reimbursed for all costs to date, and subsequent costs involved with getting the rail crossing approved, permitted and installed and all other costs incurred directly in the development of the property.

The parties agree that Triple O Contracting, if it wishes, will have the opportunity to contract the operations if Siga elects, in its sole authority, to establish a production mining operation on the property.

Section V: Project Operator

Siga will be the operator and manager of the project. Siga shall have full operating authority during its tenure on the property, and shall carry such insurance for its actions as is reasonable and customary, and in accordance with the laws of British Columbia.

As operator, Siga will be responsible for bonds, fees and general costs for its operations, including any environmental liabilities incurred after the date of this Agreement.

Section VI: Osha Warranties

Osha warrants that as of the date of this agreement :

He owns the claims 100 percent and that it is free and clear from liens and encumbrances;

The Property is presently in good standing under the laws of British Columbia;

He has the sole and complete power to enter this Agreement and otherwise deal with the Property as contemplated herein;

No hazardous or toxic materials, substances, pollutants, contaminants or wastes have been released into the environment, deposited, discharged, placed or disposed of at, on or near the Property as a result of Osha’s operations on the Property, nor, to the best of Osha’s knowledge, has the Property been used at any time as a land fill or waste dump site;

The Property is in compliance as of the date of the Agreement with Canadian environmental regulations, permits and licenses;

There are no known pending or threatened suits or actions relating to environmental or title problems;

Section VI: SIGA Warranties

Siga warrants that as of the date of the Agreement:

It is a validly incorporated entity, incorporated in the State of Nevada, USA and able to do business in Canada.

It has the authority to enter this Agreement.

Siga will perform all work in a good miner like manner and will conform to all applicable Acts and Regulations and directives from appropriate regulatory authorities.

Siga will provide Osha copies of all data collected on the property, and of all smelter receipts, and provide an annual summary report at the end of each calendar year.

Siga agrees, if this Agreement is terminated prior to Siga’s final purchase, to keep the property and claims in good standing for at least one year beyond the termination date and to provide six months or greater notice of its intent to abondon its interest.

Section VII: Additional Property Acquisition

If at any time during the term of this agreement Siga or Osha or any affiliate acquires directly or indirectly, any right or interest in any mining claim, license, lease, grant, concession, permit, patent or other mineral property located wholly or partly within the Area of Mutual Interest, the acquiring party shall immediately give notice to the other party of the acquisition, the total cost thereof, and all details in its possession regarding the geology and mineralization, if any on the property. The non-acquiring party shall then have 30 days after the receipt of the notice to elect to place the newly acquired under this Agreement, and it will become part of the Property. If the election is made to accept the property into the Agreement, the acquiring party shall be reimbursed for the acquisition costs by the non-acquiring party. If this election is not made, the newly acquired property shall not be part of the Agreement and the acquiring party shall be solely entitled to all right title and interest the newly acquired property.

In this Agreement, “Affiliates” has the meaning ascribed to Affiliate under the Business Corporation Act of British Columbia.

In this Agreement, “Area of Mutual Interest” means any part of lands lying within two and one half (2.5) kilometers of the external boundary of the Property.

Section VIII: Assignment

Neither Siga nor Osha may transfer or assign their interest in this Agreement without the written consent of the other party, such consent not to be unreasonably withheld provided that the assignee agrees in writing to be bound by all the terms and conditions of this Agreement.

Section IX: Expenses

Each Party shall bear its own expenses and costs incurred in pursuing due diligence, evaluations, negotiations and other such activities relating to this Agreement, including without limitation the parties own legal and other expenses.

Section X: Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement.

Section XI: Jurisdiction

This agreement shall be construed in accordance with and governed by the laws of the Province of British Columbia, Canada.

Section XII: Additional Acts and Documents

Each of the Parties will, upon the reasonable request of the other, make, do, execute or cause to be made, done or executed all further and other lawful acts, deeds, devices, documents, instruments and assurances for the better or more perfect clarification and performance of the terms and conditions of this agreement.

Section XIIV: Enforceability

If any section, clause or requirement of this Agreement is found by a court of competent jurisdiction to be unenforceable, this act does not result in any changes to the validity or enforceability of the remainder of this Agreement.

Section XV: Default

If either Party to this Agreement is found to be in default and so noticed by the other party according to the Notice Provisions Section XV of this Agreement, the defaulting Party shall have 30 days from the date of the notice to cure the default.

Section XVI: Notices

Should either Party need to give notice of any form to the other Party, the notices must be delivered in writing, by electronic facsimile, Postal Services as follows:

Siga Resources Inc. Peter Osha:

P.O Box 9963

 1654 Baker Creek Road

South Lake Tahoe, CA, USA Quesnel, BC, Canada

96158 V2J 7H5

FAX 530 548 7369

FAX 250-992 5750

With Copy to:__________ With Copy To:___________

Section XVII: Force Majeure

Neither party shall be liable in damages or have the right to terminate this Agreement for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control including, but not limited to Acts of God, Government restrictions (including the denial or cancellation of any export or other necessary license), wars, insurrections and/or any other cause beyond the reasonable control of the party whose performance is affected.

Signature and Acknowledgement page follows:

Signature Page:

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

The Corporate Seal of SIGA RESOURCES INC. was affixed in the presence of:	) ) )
)
Edwin G. Morrow	)
President, Siga Resources Inc.	)
Authorized Signatory	)

Peter Osha	) ) )
	)	C/S
)
)
Authorized Signatory	)

Exhibit 'A'

The Claim is located on the New Westminster Mining Division, British Columbia, Map Number 092H:

Claim Name	Area	Tenure Type	Tenure Number	Expiry Date
Lucky Thirteen	168.157 ha	Placer	523082	Dec 01, 2011